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                                    EXHIBIT 2





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PRESS RELEASE
Futuremedia Plc Announces Change in Board of Directors

BRIGHTON, ENGLAND -- Aug 21, 2003 -- E-learning solutions provider Futuremedia Plc (NasdaqSC:FMDAY) today announced that Mr Rolf Herter has resigned as Director of the Company. Mr Herter had to take this decision for personal reasons. Mr Carl Kleman, of Stockholm, Sweden, will take Mr Herter's seat on the Board of Directors.

Mr Kleman has extensive experience in senior management with international technology corporations in Europe and North America, having had leading management positions with amongst others M2S Prokoda GmbH (Germany), Ernst & Young Management Consulting (Sweden), Nokia-Maillefer S.A. (Switzerland), Valmet Automation (USA), and Landis & Gyr France S.A.

Mr. Herter stated: "I regret to leave Futuremedia at a moment in which the plan to return to profitability begins to show results. My decision to leave the Board does not reflect any change in the attitude of our institutional shareholders, and is wholly due to a change in my personal circumstances."

"We are sorry to see Mr Herter leave our Board, and thank him for his outstanding contributions. At the same time we welcome Mr Kleman to the Board. His expertise will be very valuable to us at this stage of our Company's development," stated Mr Jan Vandamme, Chairman.

About Futuremedia PLC

Futuremedia plc (est. 1983) is a Solutions Provider in the growing e-learning market with 20 years experience in the interactive media field supplying products and services to industrial and commercial business sectors and government, mainly in the UK and Continental Europe.

The Company has a proven track record in providing knowledge and training via Solstra, its proprietary Learning Management System which in its largest application has a capacity for 240,000 users.

Futuremedia's customers include Royal Mail, Syngenta, BUPA, BT, Daimler Chrysler, GSK, Channel Four, IDEA and Hilton International. Training content from partners SmartForce, Centra Software, SkillSoft and NETg is supplied and supported.

Futuremedia can be found on the Web at www.futuremedia.co.uk.

All product names and trademarks mentioned herein are trademarks of Futuremedia or their respective owners.

Contact:
     Contact: Mats Johansson
     Title: Investor Relations
     Voice: +44(0)1273-829700
     Email: ir@futuremedia.co.uk

     Contact: Kay Phelps
     Title: Press information
     Voice: +44(0)1932-761 889
     Email: kay.phelps@btinternet.com




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